UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   D'Antoni, David J.

   5200 Blazer Parkway
   Dublin, Ohio  43017
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |500 (1)            |I     |Custodian for Son          |
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Common Stock               |      |    | |                  |   |           |6,866 (2)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |6,699 (3)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |6,412              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock Units (4)|1-for-1 |     |J   | |1,447      |A  |     |     |Common Stock|1,447  |       |25,118      |D  |            |
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Option (5)            |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |91   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |92   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |93   |-00  |            |       |       |            |   |            |
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                      |30.750  |     |    | |           |   |9-20-|10-20|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |94   |-00  |            |       |       |            |   |            |
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Option (5)            |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |92   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |93   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |94   |-01  |            |       |       |            |   |            |
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Option (5)            |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |93   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |94   |-02  |            |       |       |            |   |            |
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                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |95   |-02  |            |       |       |            |   |            |
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Option (5)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (6)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (6)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (6)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (7)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (7)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (7)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|17,500 |       |17,500      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|17,500 |       |17,500      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|17,500 |       |17,500      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|17,500 |       |17,500      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Custodian for son. I hereby disclaim beneficial ownership.
2. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
3. Based on Employee Savings Plan information as of 11-15-99, the latest date for which such information is reasonably available, and includes transactions occurring on or after
9-30-99.

4. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 11-4-99 and includes transactions on or after 9-30-99, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d). The price of the Common Stock Units on applicable valuation dates has varied from $31.750 - $33.625.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
SIGNATURE OF REPORTING PERSON
 David J. D'Antoni
DATE
December 7, 1999